Exhibit

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of February 13, 2023, by and between the undersigned: Celtic Asset & Equity Partners, Ltd., an Irish limited liability company, Austin Biosciences Sponsor I LLC, a Delaware limited liability company, James D. Story, Dr. Ramachandran Burgi-Krishnamurthy, and Raymond L. Brewer M.D., (collectively the “Holders”) and Financial Strategies Acquisition Corp., a Delaware corporation (“Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Business Combination Agreement (the “BC Agreement”) entered into by and among (i) Purchaser, (ii) FXCO Merger Sub I Corp., a Delaware corporation and wholly owned subsidiary of Purchaser, and (iii) Austin Biosciences Corp., a Delaware corporation (the “Company”).

BACKGROUND

A. Pursuant to the BC Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Purchaser.

B. The Holders are the record and/or beneficial owner of Company Common Shares, which will be exchanged for SPAC New Common Shares pursuant to the BC Agreement.

C. As a condition of, and as a material inducement for Purchaser and the Company to enter into and consummate the transactions contemplated by the BC Agreement, the Holders have agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period (as defined below), the Holders irrevocably agree that they will not, without Purchaser’s written consent, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Class A common stock, par value $0.0001 per share, of Purchaser (the “Purchaser Common Stock”), including any SPAC New Common Shares issued pursuant to the BC Agreement, or any securities convertible into, exercisable for or exchangeable for shares of Purchaser Common Stock (such convertible securities, together with the Purchaser Common Stock, the “Lock-up Securities”), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Lock-up Securities, whether any of these transactions are to be settled by delivery of any such Lock-up Securities, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of Purchaser.

(b) In furtherance of the foregoing, Purchaser will (i) place an irrevocable stop order on all Lock-up Securities, including those which may be covered by a registration statement, and (ii) notify Purchaser’s transfer agent in writing of the stop order and the restrictions on such Lock-up Securities under this Agreement and direct Purchaser’s transfer agent not to process any attempts by the Holders to resell or transfer any Lock-up Securities, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) For purpose of this Agreement, the “Lock-up Period” means the period commencing on the Closing Date and ending twelve months after the Closing. The restrictions set forth herein shall not apply to the following, in each case where such transferee agrees in writing to be bound by the terms of this Agreement: (1) transfers or distributions to the Holders current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the Holders immediate family or to a trust, the beneficiary of which is the Holders or a member of the Holders immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the Holders; (4) by operation of law, such as pursuant to a qualified domestic relations order or as required by a divorce settlement, (5) transfers to any charitable foundation controlled by the Holders, its members or stockholders or any of their respective immediate family; or (6) transfers whereby there is no change in beneficial ownership; and provided further, that in each transfer pursuant to clauses (1) through (6) above, no filing or public announcement under the Exchange Act or otherwise is required or voluntarily made by any party in connection with such transfer.

2. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holders in connection with this Agreement.

4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the mail in the United States mail having been sent registered or certified mail receipt requested, postage pre-paid, (iii) when delivered by FedEx or other nationally recognized overnight courier or delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day) to the Company and Purchaser in accordance with Section 10.1 of the BC Agreement and to each Holders at its address set forth set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).

5. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

6. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

7. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holders hereby acknowledg and agree that this Agreement is entered into for the benefit of and is enforceable by Purchaser and its successors and assigns.

8. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

9. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

10. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

12. Governing Law. Section 10.4 and Section 10.5 of the BC Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

13. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the BC Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FINANCIAL STRATEGIES ACQUSITION CORP.

By:
Timo Vainionpaa Chairman of the Board of Directors

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDERS

By:
Alexander V. Schinzing, Managing Director Celtic Asset & Equity Partners, Ltd.

Alexander V. Schinzing, Manager Austin Biosciences Sponsor I LLC

James D. Story

Dr. Ramachandran Burgi-Krishnamurthy

Raymond L. Brewer M.D.

(Signature page to Lock-Up Agreement)